SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: January 27, 2003
(Date of earliest event reported)

HILTON HOTELS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-3427 (Commission File Number)	36-2058176 (IRS Employer Identification No.)

9336 Civic Center Drive
Beverly Hills, California 90210
(Address of principal executive offices, including zip code)

(310) 278-4321
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

        Hilton Hotels Corporation today reported financial results for the fourth quarter and fiscal year ended December 31, 2002.

        Compared to the year-ago quarter, the following factors contributed to the company achieving solid quarterly earnings-per-share: significant revenue-per-available-room (RevPAR) growth at the company's comparable owned hotels, driven by strong occupancy levels at most of the company's owned city-center properties and easy comparisons with the 2001 period; market share increases for all brands in the Hilton family, and solid margins.

        Factors adversely impacting the quarter included continued softness in independent business travel which suppressed average daily rate (ADR) growth, and increased insurance costs.

        Hilton reported fourth quarter net income of $40 million, versus $4 million in the 2001 quarter. Diluted net income per share was $.11, compared with $.01 in the fourth quarter 2001. Pro forma diluted EPS in the fourth quarter 2001 (including $.03 per share from the new accounting rules pertaining to non-amortization of goodwill and certain intangible assets) was $.04.

        For the full year 2002, Hilton reported net income of $198 million, versus $166 million in 2001. Diluted net income per share was $.53 for the year compared to $.45 in 2001. Pro forma diluted EPS for full year 2001 (including $.12 per share from the new accounting rules mentioned above) was $.57.

        The company reported 2002 fourth quarter total revenue of $957 million, up 8 percent from $887 million in the 2001 period. Total company earnings before interest, taxes, depreciation, amortization and non-cash items (EBITDA*) was $232 million, compared with $194 million in the 2001 quarter, a 20 percent increase. Total operating income was $136 million compared to $79 million in the 2001 fourth quarter. Total company EBITDA margin for the quarter was 32.1 percent (EBITDA as a percentage of revenue before "other revenue from managed and franchised properties,") an increase of 280 basis points over the 2001 quarter.

        For full year 2002, compared to fiscal 2001, total company revenue declined 4 percent to $3.847 billion; total company EBITDA of $990 million represented an 8 percent decrease, and total company EBITDA margin was 34.2 percent, a 90 basis point decline from 2001. Total company operating income was $603 million in 2002, compared with $632 million in 2001.

Owned Hotel Results

        Across all brands, EBITDA and operating income from the company's owned hotels (majority owned and controlled hotels) totaled $163 million and $102 million, respectively, in the fourth quarter. Comparable EBITDA increased 29 percent from the 2001 period. RevPAR from comparable owned properties increased 13.2 percent in the quarter; occupancy at these hotels showed an increase of 7 points to 68.3 percent, and average daily rate increased 1.6 percent to $151.76. EBITDA margins at these hotels, while continuing to be impacted by increased insurance costs, remained solid for the quarter at 29.7 percent, a 390 basis point increase over the corresponding 2001 quarter.

        Particularly strong results were posted by Hilton's owned properties in such key markets as New York, Chicago, Boston and Hawaii, with hotels in these markets showing both high occupancy levels (in the case of New York, more than 90 percent) and significant RevPAR growth. Strong occupancy gains were reported at the company's owned hotels in Washington, D.C., owing partially to favorable comparisons with the 2001 quarter. The New Orleans market was impacted by soft group business in the quarter. The San Francisco/San Jose and Phoenix markets continued to exhibit softness in the face of sluggish demand and new full-service hotel supply.

        Fourth quarter comparisons to the first three quarters of 2002 confirmed the sequential quarterly improvement the company had anticipated for the year. Compared with the respective 2001 quarters, RevPAR at comparable owned hotels declined 15.3 percent and 6.1 percent, respectively, in the first and second quarters, and increased 1.2 percent and 13.2 percent, respectively, in the third and fourth quarters.

        For full year 2002, EBITDA and operating income from the company's owned hotels totaled $638 million and $374 million, respectively. Comparable EBITDA declined 1 percent. RevPAR for the full year at comparable owned hotels declined 2.6 percent; occupancy improved 1.6 points to 71.1 percent, while average daily rate declined 4.8 percent to $148.41. Full year EBITDA margins at these hotels were roughly flat with 2001 at 30.2 percent.

Owned-or-Operated Hotel Results

        Comparable RevPAR at the company's U.S. owned-or-operated hotels increased 9.4 percent in the fourth quarter, compared to the 2001 period, on an occupancy increase of 5.2 points to 65.4 percent, and an ADR increase of 0.6 percent to $126.45. Within the Hilton full service brand, comparable owned-or-operated RevPAR increased 15.1 percent in the quarter, with occupancy up 8.2 points to 68.3 percent, and an ADR increase of 1.3 percent to $152.20.

        Compared with fiscal 2001, full year 2002 comparable RevPAR at the company's U.S. owned-or-operated hotels declined 3.7 percent. Occupancy improved 0.7 points to 69.0 percent, and ADR declined 4.7 percent to $126.70.

System-wide RevPAR; Management/Franchise Fees

        Fourth quarter system-wide RevPAR at each of the Hilton brands (including franchise properties) increased as follows: Hilton, 10.7 percent; Doubletree, 4.0 percent; Embassy Suites, 3.8 percent; Hilton Garden Inn, 3.8 percent; Homewood Suites by Hilton, 3.1 percent, and Hampton Inn, 2.6 percent.

        Management and franchise fees for the quarter totaled $78 million, an 8 percent increase from the 2001 period.

        For the full year, system-wide RevPAR at Hampton Inn improved 0.4 percent, with system-wide RevPAR at other company brands declining as follows: Hilton Garden Inn, 1.1 percent; Homewood Suites by Hilton, 2.2 percent; Hilton, 2.6 percent; Embassy Suites, 3.0 percent, and Doubletree, 5.5 percent.

        Full year 2002 management and franchise fees declined 4 percent from 2001 to $329 million.

Brand Development/Market Share

        Year-to-date November 2002 (the latest period for which data is available), each of the company's hotel brands continued to increase market share over their respective segment competitors. With 100 representing a brand's fair share of the market, the Hilton brands (according to data from Smith Travel Research) performed as follows for the first 11 months of 2002: Embassy Suites, 123.7 (+2.9 pts.); Hampton Inn, 118.4 (+3.9 pts.); Homewood Suites by Hilton, 118.3 (+4.3 pts.); Hilton, 109.5 (+2.5 pts.); Hilton Garden Inn, 107.8 (+2.8 pts.); Doubletree, 99.0 (+0.5 pts.)

        Cross-selling among the Hilton brands, along with the benefits of the Hilton HHonors loyalty program, continues to contribute to the strong performance of the company's brands. For full year 2002, cross-selling through Hilton Reservations Worldwide generated $306 million in system-wide booked revenue, an increase of nearly 18 percent over 2001.

        In the fourth quarter, the company added 35 properties and 4,256 rooms to its system as follows: Hampton Inn, 18 hotels and 1,648 rooms; Hilton Garden Inn, 7 hotels and 789 rooms; Homewood Suites by Hilton, 4 hotels and 568 rooms; Hilton, 3 hotels and 874 rooms; Embassy Suites, 1 hotel and 174 rooms; Doubletree, 1 hotel and 125 rooms, and Hilton Grand Vacations, 1 property and 78 rooms. Nine hotels and 1,844 rooms were removed from the system during the quarter.

        During 2002, a total of 143 hotels and 18,034 rooms were added to the Hilton system, in line with the company's expectations. At year-end 2002, the Hilton system consisted of 2,084 properties and 337,116 rooms.

Hilton Grand Vacations

        The company's vacation ownership business, Hilton Grand Vacations Company (HGVC), reported fourth quarter EBITDA of $13 million, compared to $17 million in the 2001 quarter. Operating income in the fourth quarter totaled $11 million in 2002 compared with $16 million in the 2001 period.

        HGVC's newest property, Hilton "City Club," located on two floors of the Hilton New York and Towers in midtown Manhattan, opened at year-end 2002. Development continues on schedule at two additional properties in Orlando, Florida and Las Vegas, Nevada.

        Impacting both EBITDA and operating income at HGVC were the sale of receivables in June and November of 2002, revisions to final construction costs in Hawaii, higher sales and marketing costs and start-up costs in New York. These factors combined to adversely impact by EBITDA and operating income at HGVC by $9 million.

        Thirty-seven percent of unit sales in the fourth quarter were at the company's new properties in Orlando, Las Vegas and New York which, due to requirements under generally accepted accounting principles, limited the amount of reported revenue, EBITDA and operating income growth.

        Full year EBITDA and operating income at HGVC was $80 million and $73 million, respectively, compared to $88 million and $86 million, respectively, in 2001. HGVC's 2001 results benefited from deferred timeshare sales in Hawaii in the amount of $14 million.

Corporate Finance

        At year-end 2002, Hilton had total debt of approximately $4.2 billion (net of $325 million of debt allocated to Park Place Entertainment,) with approximately 27 percent of the company's debt being floating rate debt. During 2002, the company paid down approximately $455 million of debt (since year-end 1999, the company has reduced its debt balance by $1.2 billion.) Cash and equivalents totaled approximately $54 million at year-end 2002. The company's average basic and diluted shares outstanding for the fourth quarter were 376 million and 403 million, respectively, and 374 million and 401 million, respectively, for full year 2002.

        Hilton's debt currently has an average life of 7.1 years, at an average cost of approximately 6.4 percent. At year-end 2002, the company had approximately $960 million of available capacity under its various lines of credit.

        The company's effective tax rate for the 2002 fourth quarter was approximately 36 percent.

        During the quarter, Hilton completed three separate transactions consistent with the company's financial strategies of reducing debt and extending maturities:

  •
  The company sold $375 million of 10-year Senior Unsecured Notes carrying a coupon of 7.625 percent, with a maturity date of December 1, 2012.

  •
  Hilton sold $67 million in timeshare notes receivable to a wholly owned subsidiary of GE Capital.

  •
  The company renewed its $150 million 364-day revolving credit facility.

CNL Transaction

        During the fourth quarter, Hilton completed the first of a planned three-part transaction with CNL Hospitality Corp. in which the two companies formed a partnership that may ultimately acquire seven hotel properties. Hilton will operate the hotels under long-term management agreements and retain a minority ownership in the partnership.

        In the first phase of the transaction, completed at year-end, the partnership acquired the 500-room Doubletree Lincoln Centre in Dallas Texas, and the 428-room Sheraton El Conquistador Resort and Country Club in Tucson, Arizona. The Tucson property has been converted to the Hilton brand, and the Dallas hotel is in the process of converting to the Hilton flag.

        It is expected that the remaining phases of the CNL transaction will be completed in the first quarter 2003.

2003 Outlook

        Hilton anticipates continued challenges for the lodging industry in the first quarter and full year 2003. Soft economic conditions are expected to impact the recovery of independent business travel, putting continued pressure on room rates. Higher insurance costs and property taxes, along with this rate pressure, are expected to adversely affect margins.

###

  * EBITDA (earnings before interest, taxes, depreciation, amortization, pre-opening expense and non-cash items) should not be considered as an alternative to any measure of operating results as promulgated under United States generally accepted accounting principles (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.

  Hilton uses EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions. Non-cash items, such as asset write-downs and impairment losses, are also excluded from EBITDA, as these items do not impact operating results on a recurring basis. EBITDA and EBITDA margins are among the more significant factors in management's evaluation of company-wide and individual property performance. EBITDA can be computed by adding depreciation, amortization, pre-opening expense, interest and dividend income from investments related to operating activities and non-cash items to operating income. A reconciliation of total operating income to total EBITDA is presented on the Financial Highlights page hereof.

  Note: The above information contains "forward-looking statements" within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION
Financial Highlights (Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31			Twelve Months Ended December 31
	2001	2002	% Change	2001	2002	% Change
Revenue
Owned hotels	$472	$545	15%	$2,122	$2,100	(1)%
Leased hotels	35	25	(29)	168	111	(34)
Management and franchise fees	72	78	8	342	329	(4)
Other fees and income	83	75	(10)	418	355	(15)

	662	723	9	3,050	2,895	(5)
Other revenue from managed and franchised properties(1)	225	234	4	943	952	1

	887	957	8	3,993	3,847	(4)
Expenses
Owned hotels	350	382	9	1,468	1,462	—
Leased hotels	35	24	(31)	152	101	(34)
Depreciation and amortization	97	90	(7)	391	348	(11)
Impairment loss and related costs	—	1	—	—	21	—
Other operating expenses	78	71	(9)	336	294	(13)
Corporate expense, net	23	19	(17)	71	66	(7)

	583	587	1	2,418	2,292	(5)
Other expenses from managed and franchised properties(1)	225	234	4	943	952	1

	808	821	2	3,361	3,244	(3)
Operating income	79	136	72	632	603	(5)
Interest and dividend income	15	6	(60)	64	43	(33)
Interest expense	(87)	(76)	(13)	(385)	(328)	(15)
Net interest from unconsolidated affiliates	(5)	(4)	(20)	(17)	(19)	12
Net (loss) gain on asset dispositions	(43)	2	—	(44)	(14)	(68)

Income before taxes and minority interest	(41)	64	—	250	285	14
Tax benefit (provision)	46	(23)	—	(77)	(81)	5
Minority interest, net	(1)	(1)	—	(7)	(6)	(14)

Net income	$4	$40	—%	$166	$198	19%

Net income per share
Basic	$.01	$.11	—%	$.45	$.53	18%

Diluted	$.01	$.11	—%	$.45	$.53	18%

Average shares—basic	369	376	2%	369	374	1%

Average shares—diluted	394	403	2%	394	401	2%

Reconciliation of Operating Income to EBITDA(2)
Operating income	$79	$136	72%	$632	$603	(5)%
Pre-opening expense	—	—	—	3	1	(67)
Non-cash items, net	7	(1)	—	7	2	(71)
Operating interest and dividend income	4	—	—	15	9	(40)
Depreciation and amortization(3)	104	97	(7)	415	375	(10)

EBITDA	$194	$232	20%	$1,072	$990	(8)%

(1)
Revenue and expenses from managed and franchised properties are included in our reported results beginning January 1, 2002 in response to a FASB staff announcement. These costs relate primarily to payroll costs at managed properties where we are the employer. The 2001 revenue and expenses have been reclassified to conform with the 2002 presentation.

(2)
EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening expense and non-cash items. EBITDA can be computed by adding depreciation, amortization, pre-opening expense, interest and dividend income from investments related to operating activities and non-cash items to operating income.

(3)
Includes proportionate share of unconsolidated affiliates.

HILTON HOTELS CORPORATION
U.S. Owned-or-Operated Statistics(1)

	Three Months Ended December 31				Twelve Months Ended December 31
	2001	2002	%/pt Change		2001	2002	%/pt Change
Hilton
Occupancy	60.1%	68.3%	8.2	pts	69.5%	70.9%	1.4	pts
Average Rate	$150.32	$152.20	1.3%		$156.46	$150.04	(4.1)%
RevPAR	$90.29	$103.90	15.1%		$108.76	$106.32	(2.2)%
Doubletree
Occupancy	60.1%	63.0%	2.9	pts	67.4%	67.1%	(0.3)	pts
Average Rate	$103.62	$102.89	(0.7)%		$109.72	$103.92	(5.3)%
RevPAR	$62.23	$64.84	4.2%		$73.92	$69.71	(5.7)%
Embassy Suites
Occupancy	60.7%	64.4%	3.7	pts	68.1%	68.9%	0.8	pts
Average Rate	$122.20	$119.97	(1.8)%		$132.38	$124.25	(6.1)%
RevPAR	$74.20	$77.32	4.2%		$90.12	$85.58	(5.0)%
Other
Occupancy	59.4%	62.1%	2.7	pts	65.9%	66.9%	1.0	pts
Average Rate	$90.14	$89.58	(0.6)%		$95.31	$91.68	(3.8)%
RevPAR	$53.57	$55.67	3.9%		$62.80	$61.34	(2.3)%
Total U.S. Owned-or-Operated
Occupancy	60.2%	65.4%	5.2	pts	68.3%	69.0%	0.7	pts
Average Rate	$125.67	$126.45	0.6%		$132.93	$126.70	(4.7)%
RevPAR	$75.59	$82.69	9.4%		$90.76	$87.43	(3.7)%

(1)
Statistics are for comparable U.S. hotels, and include only those hotels in the system as of December 31, 2002 and owned or operated by Hilton since January 1, 2001.

HILTON HOTELS CORPORATION
System-wide Statistics(1)

	Three Months Ended December 31				Twelve Months Ended December 31
	2001	2002	%/pt Change		2001	2002	%/pt Change
Hilton
Occupancy	58.9%	64.1%	5.2	pts	67.4%	68.1%	0.7	pts
Average Rate	$124.65	$126.75	1.7%		$131.84	$127.16	(3.5)%
RevPAR	$73.42	$81.30	10.7%		$88.92	$86.61	(2.6)%
Hilton Garden Inn
Occupancy	58.8%	61.1%	2.3	pts	64.0%	66.1%	2.1	pts
Average Rate	$94.39	$94.33	(0.1)%		$101.25	$96.87	(4.3)%
RevPAR	$55.51	$57.61	3.8%		$64.77	$64.07	(1.1)%
Doubletree
Occupancy	59.0%	61.8%	2.8	pts	66.6%	66.1%	(0.5	)pts
Average Rate	$100.28	$99.61	(0.7)%		$106.05	$101.01	(4.8)%
RevPAR	$59.18	$61.53	4.0%		$70.61	$66.76	(5.5)%
Embassy Suites
Occupancy	61.6%	64.5%	2.9	pts	68.0%	69.3%	1.3	pts
Average Rate	$117.82	$116.76	(0.9)%		$126.14	$120.00	(4.9)%
RevPAR	$72.55	$75.31	3.8%		$85.77	$83.18	(3.0)%
Homewood Suites by Hilton
Occupancy	65.0%	67.8%	2.8	pts	70.9%	72.7%	1.8	pts
Average Rate	$93.48	$92.38	(1.2)%		$98.83	$94.30	(4.6)%
RevPAR	$60.77	$62.66	3.1%		$70.04	$68.53	(2.2)%
Hampton
Occupancy	60.5%	61.4%	0.9	pts	66.7%	67.1%	0.4	pts
Average Rate	$74.28	$75.10	1.1%		$77.21	$77.01	(0.3)%
RevPAR	$44.92	$46.08	2.6%		$51.47	$51.66	0.4%
Other
Occupancy	49.2%	61.9%	12.7	pts	59.7%	61.3%	1.6	pts
Average Rate	$132.44	$129.09	(2.5)%		$138.79	$124.87	(10.0)%
RevPAR	$65.17	$79.94	22.7%		$82.81	$76.49	(7.6)%

(1)
Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2002 and owned, operated or franchised by Hilton since January 1, 2001.

HILTON HOTELS CORPORATION
Supplementary Statistical Information

	December
	2001 Number of		2002 Number of		Change to December 2001 Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	38	27,519	39	28,985	1	1,466
Leased	1	499	1	499	—	—
Joint Venture	6	3,104	6	2,291	—	(813)
Managed	15	9,970	17	10,601	2	631
Franchised	169	44,971	168	45,334	(1)	363

	229	86,063	231	87,710	2	1,647
Hilton Garden Inn
Owned	1	162	1	162	—	—
Joint Venture	2	280	2	280	—	—
Franchised	122	16,846	158	21,655	36	4,809

	125	17,288	161	22,097	36	4,809
Doubletree
Owned	9	3,156	9	3,156	—	—
Leased	6	2,151	6	2,151	—	—
Joint Venture	30	8,277	30	8,541	—	264
Managed	61	16,870	57	15,702	(4)	(1,168)
Franchised	45	10,434	52	11,792	7	1,358

	151	40,888	154	41,342	3	454
Embassy Suites
Owned	5	1,023	5	1,023	—	—
Joint Venture	23	6,339	24	6,581	1	242
Managed	61	15,771	61	15,589	—	(182)
Franchised	79	18,202	79	17,949	—	(253)

	168	41,335	169	41,142	1	(193)
Homewood Suites by Hilton
Owned	7	905	7	905	—	—
Managed	29	3,473	30	3,605	1	132
Franchised	68	7,225	84	9,218	16	1,993

	104	11,603	121	13,728	17	2,125
Hampton
Owned	1	133	1	133	—	—
Managed	27	3,570	25	3,268	(2)	(302)
Franchised	1,116	114,103	1,180	119,640	64	5,537

	1,144	117,806	1,206	123,041	62	5,235
Timeshare	25	2,911	27	3,117	2	206
Other
Owned	4	638	1	300	(3)	(338)
Leased	2	186	—	—	(2)	(186)
Joint Venture	4	1,604	3	1,400	(1)	(204)
Managed	17	4,122	11	3,239	(6)	(883)
Franchised	13	3,043	—	—	(13)	(3,043)

	40	9,593	15	4,939	(25)	(4,654)
Total
Owned	65	33,536	63	34,664	(2)	1,128
Leased	9	2,836	7	2,650	(2)	(186)
Joint Venture	65	19,604	65	19,093	—	(511)
Managed	210	53,776	201	52,004	(9)	(1,772)
Timeshare	25	2,911	27	3,117	2	206
Franchised	1,612	214,824	1,721	225,588	109	10,764

TOTAL PROPERTIES	1,986	327,487	2,084	337,116	98	9,629

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2003
HILTON HOTELS CORPORATION
	By:	/s/ MATTHEW J. HART Matthew J. Hart Executive Vice President and Chief Financial Officer